Exhibit 99.1

Advanced Photonix, Inc. Reports Fourth Quarter and Fiscal 2012 Results

Annual Revenues Improved by 2%

ANN ARBOR, Mich.--(BUSINESS WIRE)--June 29, 2012--Advanced Photonix, Inc.® (NYSE Amex: API) (the “Company”) today reported results for the fourth quarter and year ended March 31, 2012.

Financial Highlights for the Fourth Quarter and Fiscal Year Ended March 31, 2012

  Net sales for the quarter were $6.5 million, a decrease of $1.4 million or 17% from the fourth quarter ended March 31, 2011. Sequentially, revenues were flat relative to the third quarter of fiscal 2012.
  Net sales for the fiscal year were $29.5 million, an increase of 2% over the prior year. The increase was led by the telecommunication, homeland security and medical markets.
  Gross profit margin for Q4 2012 was 34.2% of sales compared to 43.9% for the quarter ended March 31, 2011. Price pressures in our high-speed optical receiver (HSOR) product line prior to cost reduction efforts and lower volumes affected the rate and gross margin dollars.
  Gross profit margin for the fiscal year 2012 was 40% relative to 43% in the prior year.
  Current quarter net loss was $1,063,000 or $0.03 per diluted share, as compared to a quarterly net loss of $563,000 or $0.02 per diluted share for the quarter ended March 31, 2011.
  Net loss for the fiscal year 2012 was $2.1 million or $0.07 per diluted share, as compared to a loss of $1.9 million, or $0.07 per diluted share for the prior year period.
  The Non-GAAP net loss for the fourth quarter of fiscal 2012 was $654,000 or $0.02 per diluted share, as compared to a Non-GAAP net income of $221,000, or $.01 per diluted share, for the fourth quarter last year. The Company reported full-year Non-GAAP net loss of $913,000, or $0.03 per diluted share, as compared to a Non-GAAP net income of $785,000, or $0.03 per diluted share, for the comparable prior year period.
  Adjusted EBITDA (which is defined as GAAP earnings before interest, taxes, depreciation, amortization and stock compensation), was a negative $416,000 for the fourth quarter of fiscal 2012 as compared to positive adjusted EBITDA of $498,000 for the quarter ended March 31, 2011. For the fiscal year 2012, the Company reported adjusted EBITDA of $257,000 as compared to an adjusted EBITDA of $2.0 million for the comparable prior year period.

Operating Expenses

The Company’s total operating expenses for the quarter were $3.2 million, down 11% compared to the $3.7 million reported for the fourth quarter last year. As a percent of revenue, total operating expenses were 49.9% compared to 46.6% for the fourth quarter last year. For the year, total operating expenses were $14.5 million, or 49.2% of revenue, compared to $13.2 million, or 45.7% of revenue last year.

Balance Sheet

The Company finished the year with $3.2 million in cash compared to $4.7 million as of March 31, 2011 as the Company de-levered by paying down $1.4 million in debt. Working capital as of March 31, 2012 was $7.5 million and the Company reported a current ratio of 2.8 to 1.

Richard Kurtz, Chairman and Chief Executive Officer, commented, "The two major natural disasters in Japan and Thailand had a significant effect on our results this last year slowing our growth to 2%. The tsunami in Japan limited our supply from a key vendor which restricted our first half growth on our 100G HSOR products. The flooding in Thailand did not impact our supply chain directly but did severely impact our customers which resulted in a drop in our telecommunication revenues in the last half of fiscal 2012. We see increasing signs of significant pent up demand in the telecommunications market and increasing adoption of our T-Ray® products that lead us to believe that revenues in the second half of our fiscal 2013 should be approximately 35% higher than the first half, assuming our supply chain can respond accordingly. This coming year we look forward to a more normal business environment and continued growth.”

Conference Call

The Company will hold a conference call to discuss the results for the fourth quarter and fiscal year ended March 31, 2012 on Friday, June 29, 2012, at 4:30 PM EDT. Participants can dial into the conference call at 888-679-8034 (617-213-4847 for international) using the passcode 82301572. A question and answer period will take place at the end of the discussion.

The call will be webcast live and can be accessed at Advanced Photonix's web site at: http://investor.advancedphotonix.com.

An audio replay of the call will be available shortly thereafter on the same day and will remain on-line until July 6, 2012. The replay number is 888.286.8010 (617.801.6888 for international) and the passcode is 83012657.

Forward-looking Statements:

The information contained herein includes forward looking statements that are based on assumptions that management believes to be reasonable but are subject to inherent uncertainties and risks including, but not limited to, unforeseen technological obstacles which may prevent or slow the development and/or manufacture of new products; potential problems with the integration of the acquired company and its technology and possible inability to achieve expected synergies; obstacles to successfully combining product offerings and lack of customer acceptance of such offerings; limited (or slower than anticipated) customer acceptance of new products which have been and are being developed by the Company; and a decline in the general demand for optoelectronic products. API-G

CONDENSED CONSOLIDATED BALANCE SHEET

ASSETS	March 31, 2012	March 31, 2011
Current assets
Cash and cash equivalents	$3,249,000	$4,744,000
Restricted cash	-	500,000
Receivables, net	4,539,000	4,587,000
Inventories, net	3,594,000	4,775,000
Prepaid expenses and other current assets	261,000	349,000
Total current assets	11,643,000	14,955,000
Equipment and leasehold improvements, at cost	13,028,000	12,505,000
Accumulated depreciation	(9,727,000)	(8,775,000)
Net equipment and leasehold improvements	3,301,000	3,730,000
Goodwill	4,579,000	4,579,000
Intangible assets, net	4,538,000	5,713,000
Other assets	322,000	275,000
Total assets	$24,383,000	$29,252,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,878,000	$3,420,000
Compensation and related withholdings	866,000	953,000
Current portion of long-term debt – related parties	-	675,000
Current portion of long-term debt – bank term loan	333,000	687,000
Current portion of long-term debt – bank line of credit	500,000	494,000
Current portion of long-term debt – MEDC	532,000	511,000
Total current liabilities	4,109,000	6,740,000
Long term debt, less current portion – MEDC	929,000	1,460,000
Long term debt, less current portion – bank term loan	667,000	-
Long term debt, less current portion – related parties	-	500,000
Long term portion of warrant liability	26,000	343,000
Total liabilities	5,731,000	9,043,000

Shareholders' equity
Class A common stock, $.001 par value, 100,000,000 shares authorized; 2012 – 31,159,431 shares issued and outstanding; 2011 – 30,679,046 shares issued and outstanding	31,000	31,000
Additional paid-in capital	58,446,000	57,891,000
Accumulated deficit	(39,825,000)	(37,713,000)
Total shareholders' equity	18,652,000	20,209,000
Total liabilities and shareholders' equity	$24,383,000	$29,252,000

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net sales	$6,504,000	$7,866,000	$29,495,000	$28,838,000
Cost of sales	4,281,000	4,411,000	17,637,000	16,479,000
Gross margin	2,223,000	3,455,000	11,858,000	12,359,000

Other operating expenses
Research and development	1,475,000	1,677,000	6,541,000	5,631,000
General and administrative	892,000	1,039,000	4,412,000	4,032,000
Amortization	345,000	411,000	1,374,000	1,633,000
Sales & marketing	532,000	536,000	2,195,000	1,888,000
Total other operating expenses	3,244,000	3,663,000	14,522,000	13,184,000

Net operating income (loss)	(1,021,000)	(208,000)	(2,664,000)	(825,000)

Other (income) and expense
Other (income) and expense	(3,000)	15,000	(4,000)	16,000
Net interest expense	32,000	34,000	158,000	232,000
Change in fair value of warrant liability	13,000	306,000	(706,000)	491,000
Loss on debt extinguishment	-	-	-	318,000
Other (income) and expense	42,000	355,000	(552,000)	1,057,000

Loss before benefit from income taxes	(1,063,000)	(563,000)	(2,112,000)	(1,882,000)

Benefit for income taxes	-	-	-	-

Net loss	$(1,063,000)	$(563,000)	$(2,112,000)	$(1,882,000)
Basic and diluted earnings per share	(0.03)	(0.02)	(0.07)	(0.07)

Weighted number of shares outstanding – basic and diluted	31,006,000	29,285,000	30,873,000	26,366,000

Non-GAAP Financial Measures

The Company provides Non-GAAP Net Income, EBITDA and adjusted EBITDA as supplemental financial information regarding the Company's operational performance. These Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. Non-GAAP Net Income, EBITDA and adjusted EBITDA should not be considered in isolation from or as a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from similar measures used by other companies. Reconciliation of Non-GAAP Net Income, EBITDA and adjusted EBITDA to GAAP net income and loss are set forth in the financial schedule section below.

RECONCILIATION OF NON-GAAP INCOME (LOSS) TO GAAP INCOME (LOSS)

	Three months ended		Twelve months ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net income (loss)	$(1,063,000)	$(563,000)	$(2,112,000)	$(1,882,000)
Add back:
Change in warrant fair value	13,000	306,000	(706,000)	491,000
Loss on debt extinguishment	-	-	-	318,000
Amortization - intangibles/patents	345,000	411,000	1,374,000	1,633,000
Stock option compensation expense	51,000	67,000	531,000	225,000
Subtotal – add backs	409,000	784,000	1,199,000	2,667,000
Non-GAAP income (loss)	$(654,000)	$221,000	$(913,000)	$785,000

Net earnings loss per share	$(0.02)	$0.01	$(0.03)	$0.03
Weighted number of shares outstanding	31,006,000	29,285,000	30,873,000	26,366,000

RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO GAAP (LOSS)

	Three months ended		Twelve months ended
	March 31, 2012	March 31, 2011	March 31, 2012	March 31, 2011
Net income (loss)	$(1,063,000)	$(563,000)	$(2,112,000)	$(1,882,000)
Add Back:
Net interest expense (income)	32,000	34,000	158,000	232,000
Warrant (fair value) adjustment	13,000	306,000	(706,000)	491,000
Loss on debt extinguishment	-	-	-	318,000
Depreciation expense	206,000	243,000	1,012,000	950,000
Amortization	345,000	411,000	1,374,000	1,633,000
Subtotal – add backs	596,000	994,000	1,838,000	3,624,000
EBITDA	$(467,000)	$431,000	$(274,000)	$1,742,000
Stock compensation	51,000	67,000	531,000	225,000
Adjusted EBITDA	$(416,000)	$498,000	$257,000	$1,967,000

About Advanced Photonix, Inc.

Advanced Photonix, Inc. ® (NYSE Amex: API) is a leading supplier with a broad offering of optoelectronic products to a global customer base. We provide optoelectronic solutions, high-speed optical receivers and terahertz instrumentation for telecom, homeland security, military, medical and industrial markets. With our patented technology and state-of-the-art manufacturing we offer industry leading performance, exceptional quality, and high value added products to our OEM customer base. For more information visit us on the web at www.advancedphotonix.com.

CONTACT:
Richard Kurtz, Advanced Photonix, Inc. (734) 864-5600
Advanced Photonix IR (734) 864-5688